Harvest Energy Trust – News Release
(HTE.UN – TSX; HTE - NYSE)

HARVEST ENERGY TRUST ANNOUNCES CLOSING OF BOUGHT DEAL TRUST UNIT
AND CONVERTIBLE DEBENTURE FINANCING

NOT FOR DISTRIBUTION IN THE UNITED STATES OR OVER U.S. NEWSWIRE SERVICES

Calgary, February 1, 2007 (TSX: HTE.UN; NYSE: HTE) – Harvest Energy Trust ("Harvest") has closed its previously announced equity and convertible debenture financing. Upon closing, Harvest issued 6,146,750 trust units (the "Trust Units") at a price of Cdn$23.40 per Trust Unit (which includes the full exercise of the underwriters’ option to purchase additional Trust Units) and Cdn$200 million principal amount of 7.25% convertible unsecured subordinated debentures (the "Debentures") for total gross proceeds of Cdn$343.8 million and net proceeds of Cdn$328.6 million. The underwriters may elect to exercise their over-allotment option to purchase an additional Cdn$30.0 million principal amount of Debentures at the same offering price, in whole or in part, for a period of 30 days following today’s closing.

The net proceeds from this financing were used to repay indebtedness incurred to fund the acquisition of North Atlantic Refining Limited. With the application of Cdn$289.7 million to its Senior Secured Bridge Facility, Harvest will have fully repaid its Cdn$800 million of bridge facilities and reduced the drawn portion of its three year extendible revolving facility by a further Cdn$38.9 million.

Purchasers of the Trust Units who hold Trust Units on the record date of February 22, 2007 will be entitled to receive the previously announced distribution of Cdn$0.38 per Trust Unit payable on March 15, 2007. The Debentures have a face value of Cdn$1,000 per debenture, a coupon of 7.25%, a maturity date of February 28, 2014 and are convertible into Trust Units at the option of the holder at a conversion price of Cdn$27.25 per Trust Unit.

The financing was underwritten by a syndicate of underwriters co-led by CIBC World Markets Inc. and TD Securities Inc., and including RBC Capital Markets, Scotia Capital Inc., BMO Capital Markets, National Bank Financial Inc., HSBC Securities (Canada) Inc., FirstEnergy Capital Corp., Canaccord Capital Corporation, Dundee Securities Corporation, GMP Securities L.P., Raymond James Ltd. and Tristone Capital Inc.

The Units have not been and will not be registered under the United States Securities Act of 1933 and state securities law and may not be offered or sold in the United States except pursuant to an exemption from the registration requirement of the United States Securities Act of 1933 and state securities law. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Harvest is one of Canada's largest energy trusts with upstream and downstream operations. We are focused on identifying opportunities to create and deliver value to unitholders through monthly distributions and unit price appreciation. With an active acquisition program and the technical approach taken to maximizing our assets, we strive to grow cash flow per unit. Harvest is a sustainable trust with an average economic life of approximately 16 years, and current production from our oil and gas business of 65,000 boe per day weighted approximately 70% to crude oil and liquids and 30% to natural gas. Harvest trust units are traded on the Toronto Stock Exchange ("TSX") under the symbol "HTE.UN" and on the New York Stock Exchange ("NYSE") under the symbol "HTE".

ADVISORY

Certain information in this press release, including management’s assessment of future plans and operations, contains forward-looking information that involves risk and uncertainty. Such risks and uncertainties include, but are not limited to, risks associated with: imprecision of reserve estimates; conventional oil and natural gas operations; the volatility in commodity prices and currency exchange rates; risks associated with realizing the value of acquisitions; general economic, market and business conditions; changes in environmental and tax legislation and regulations; the availability of sufficient capital from internal and external sources; and, such other risks and uncertainties described from time to time in Harvest’s regulatory reports and filings made with securities regulators.

PRESS RELEASE		February 1, 2007
HARVEST ENERGY TRUST	Page 2 of 2

The acquisition of a refining business adds the following risks and uncertainties, including but not limited to: the volatility between the prices for crude oil purchased and products sold (the "crack spread"), refinery operating risks such as spills and discharges of petroleum or hazardous substances, competition from other refiners and petroleum product marketers, crude oil supply interruptions, loss of key personnel and labour disruptions.

Forward-looking statements in this press release may include, but are not limited to, future cash distribution, production volumes, operating costs, commodity prices, capital spending, access to credit facilities, and regulatory changes. For this purpose, any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements often contain terms such as "may", "will", "should", "anticipate", "expects" and similar expressions.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Harvest assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change. Forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

Investor & Media Contacts:

John Zahary	Robert Fotheringham
President & CEO	Vice President, Finance & CFO

Cindy Gray
Manager, Investor Relations

Corporate Head Office:

Harvest Energy Trust
2100, 330 – 5th Avenue S.W.
Calgary, AB Canada T2P 0L4

Phone: (403) 265-1178
Toll Free: (866) 666-1178
Fax: (403) 265-3490
Email: information@harvestenergy.ca
Website: www.harvestenergy.ca